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                                                                   EXHIBIT 10.22

                               FIRST AMENDMENT TO
                           PEABODY ENERGY CORPORATION
                              EMPLOYMENT AGREEMENT
                             (For Listed Officers)

     THIS AMENDMENT (this "Amendment") to the Employment Agreement (as defined below) is entered into as of May 10, 2001, by and between Peabody Energy Corporation (the "Company", formerly known as P&L Coal Holdings Corporation), a Delaware corporation and Richard M. Whiting ("Executive").

                                   WITNESSETH

     WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of May 19, 1998 (the "Employment Agreement");

     WHEREAS, pursuant to Section 10 of the Employment Agreement, the Employment Agreement may be amended by written agreement of the parties thereto;

     WHEREAS, the Company desires, and Executive agrees, to amend the provisions of the Employment Agreement, subject to the consummation on or before July 31, 2001, of an initial public offering with respect to the Company's shares of common stock ("IPO");

     NOW, THEREFORE, in the event that an IPO is consummated on or before July 31, 2001, the Employment Agreement is hereby amended, effective upon the date of such IPO, as follows:

                                       I.

     Section 2 of the Employment Agreement is amended in part to change the reference to the "'evergreen' one-year term" to the "'evergreen' two-year term."

                                      II.

     Section 3.1 of the Employment Agreement is amended in part by deleting from the end of the third sentence the words "provided, however, that no such increase shall be made before the Company obtains ratings on its unsecured debt from Standard & Poor's and Moody's of at least BBB- and Baa3, respectively ("Investment-Grade Credit Rating")".

                                      III.

     Section 3.2 of the Employment Agreement is amended in part by deleting from the second sentence the words ", and such target shall not be increased before the Company obtains an Investment-Grade Credit Rating".

                                      IV.
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     Section 6.1(a) of the Employment Agreement is amended in part by replacing the second sentence thereof with the following:

       "If the Executive's employment is terminated (i) by the Company other than for Cause (as defined in Section 6.2(b) hereof), Disability (as defined in Section 6.3 hereof) or death or (ii) by Executive for Good Reason (as defined in Section 6.1(b) hereof), the Company, as liquidated damages and in lieu of any other damages therefor, shall (A) continue to pay to Executive Base Salary for a period of two years following such termination (the "Continuation Period"), with such payments to be made in accordance with the terms of Section 3.1 and (B) pay to Executive an additional amount equal to two (2) times the higher of (x) Executive's target Bonus for the year of termination (as established by the Board under Section 3.2 hereof), or (y) the average of the actual Bonus awards paid to Executive in the three-year period prior to such termination (the "Severance Payments")."

                                       V.

     A new Section 6.1(d) is added to the Employment Agreement to read as follows:

"(i) If Executive becomes entitled to any payment, benefit or distribution (or combination thereof) by the Company, any affiliated company, or one or more trusts established by the Company for the benefit of its employees, whether paid or payable pursuant to Section 6.1 of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Payments"), which are or become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Company shall make to Executive an additional payment (the "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that such Gross-Up Payment shall not exceed $1,318,098.

(ii) All determinations required to be made under this Section 6.1(d), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that Payments were made, or such earlier time as is required by the Company; provided that for purposes
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of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to

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individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6.1(d), shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive's behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies hereunder and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that
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the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.1(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the
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Company directs

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Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the
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statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Section 6.1(d), Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section 6.1(d)(iii)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 6.1(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid."

                                      VI.

     This Amendment shall only become valid and binding upon consummation of an IPO on or before July 31, 2001, and shall otherwise be null and void. Except as provided herein, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                     P&L Coal Holdings Corporation

                                     By:    ______________________________

                                     Its:   ______________________________


                                     Executive

                                            ______________________________

                                     Name:  ______________________________

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